Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES EXPIRATION AND FINAL RESULTS FOR ITS

CASH DEBT TENDER OFFERS

NORTHFIELD, Ill. – Dec. 28, 2010 – Kraft Foods Inc. (NYSE: KFT) announced today that its previously announced cash tender offers (the “Tender Offers”) for up to $1,500,000,000 aggregate principal amount of its 5.625% Notes due 2011 (the “2011 Notes”) and its 6.25% Notes due 2012 (the “2012 Notes” and, together with the 2011 Notes, the “Notes”) expired at 12:00 midnight, New York City time, on December 27, 2010 (the “Expiration Date”). Noteholders had tendered and not withdrawn $1,033,999,000 aggregate principal amount of 2011 Notes and $947,183,000 aggregate principal amount of 2012 Notes as of the Expiration Date.

Because holders of each series of Notes validly tendered such Notes in an aggregate principal amount in excess of the applicable maximum tender amount, Kraft Foods will accept an amount of such Notes equal to such maximum tender amount for purchase and will pay holders of such Notes validly tendered and not validly withdrawn on a pro rata basis among tendering holders of such Notes. The proration rate for tenders of 2011 Notes is approximately 87% and the proration rate for tenders of 2012 Notes is approximately 63%.

The settlement date for Notes validly tendered on or before the Expiration Date and accepted is expected to be December 29, 2010. In addition to the applicable Total Consideration or Tender Offer Consideration, as the case may be, accrued and unpaid interest from the applicable last interest payment date up to, but not including the settlement date will be paid in cash on all validly tendered Notes accepted for purchase in the Tender Offers.

Kraft Foods intends to fund the purchase of the Notes in the Tender Offers with cash on hand and short-term borrowings.

Barclays Capital Inc. and RBS Securities Inc. acted as the dealer managers for the Tender Offers. The information agent and depositary for the Tender Offers was Global Bondholders Services Corporation. The Tender Offers was made only by the Offer to Purchase and the related Letter of Transmittal, and the information in this news release is qualified by reference to such documents. Persons with questions regarding the Tender Offers should contact Barclays Capital Inc at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for copies of the Offer to Purchase and Letter of Transmittal should be directed to Global Bondholders Services Corporation at (866) 794-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offers to buy the Notes was only made pursuant to the tender offer documents, including the Offer to Purchase that Kraft Foods distributed to holders of Notes. The Tender Offers were not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers were required to be made by a licensed broker or dealer, they were deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of Kraft Foods.

ABOUT KRAFT FOODS

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, Kraft Foods is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion—Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including regarding the timing of the Tender Offers. The word “expect” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors could cause our actual results to differ materially from those in the forward-looking statements. For additional information on factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-4, as amended, filed in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

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